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Automatic Data Processing, Inc.

(Name of Registrant as Specified In Its Charter)

William A. Ackman

Veronica M. Hagen

V. Paul Unruh

Pershing Square Capital Management, L.P.

PS Management GP, LLC

Pershing Square, L.P.

Pershing Square II, L.P.

Pershing Square International, Ltd.

Pershing Square Holdings, Ltd.

Pershing Square VI Master, L.P.

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On September 25, 2017, Pershing Square Capital Management, L.P. and certain affiliates issued the following press release:

Pershing Square Releases Detailed Response to ADP’s September 12, 2017 Presentation

ADP Overstates the Total Shareholder Return During CEO Carlos Rodriguez’s Tenure

by 62 Percentage Points; Actual Returns Are 24 Percentage Points Lower Than Peers

New York, NY – September 25, 2017 //- Pershing Square Capital Management, L.P. (“Pershing Square”) today published a detailed response to ADP’s (NASDAQ: ADP) September 12, 2017 presentation.

ADP’s presentation, replete with misleading statements and intellectually dishonest conclusions, demonstrates a lack of recognition for the substantial value-creation opportunity that exists at ADP. ADP’s presentation and its other proxy materials attempt to deflect and distract attention away from the key question – Is ADP achieving its full potential?

Among the misleading statements, ADP’s September 12th presentation and its other shareholder materials attempt to portray the company as outperforming its peers. To make that point, ADP has largely relied on an inflated total shareholder return (“TSR”) calculation over CEO Carlos Rodriguez’s tenure, and a misleading peer group comparison.

ADP claims its TSR over Mr. Rodriguez’s tenure is 203%; however, the purported TSR is calculated using three misleading data points:

•	ADP uses the wrong start date for Mr. Rodriguez. Mr. Rodriguez became CEO on November 8, 2011, which was announced pre-market on November 9th. The proper starting date for the calculation would therefore be ADP’s closing price on November 8, 2011. The company incorrectly uses ADP’s closing price on November 9, 2011, which does not include the 3.9% stock price drop on Mr. Rodriguez’s first day as CEO.

•	ADP uses an intraday 12pm price of $111.65 on July 25, 2017 as the end point for the TSR calculation. This intraday price reflected a spike in the stock price due to market rumors and large open market purchases by Pershing Square’s counterparty that day. A proper TSR calculation should use the market price as unaffected by Pershing Square of $97 per share.

•	ADP includes the performance of CDK after its spinoff in its purported 203% TSR calculation, a different approach from its previously filed SEC filings where ADP correctly treats the CDK spinoff as a dividend and immediately reinvests the proceeds of the sale of CDK on the first day of trading back into ADP shares. By including CDK in its proxy contest TSR calculation, ADP is taking credit for value created by CDK that ADP itself was unable to create when it owned the company.

Adjusting for these factors, ADP has generated a 141% TSR during Mr. Rodriguez’s tenure, 62 percentage points lower than ADP’s stated TSR of 203%, and substantially lower than ADP’s peers.

ADP claims that it has “delivered superior total shareholder returns against a broad range of comparable company groups,” but it has relied on its inflated TSR calculation in this determination. ADP also benchmarks itself against a peer group that is not representative of its peers. Notably, IBM, Oracle Microsoft, and SAP receive a 91% weighting in ADP’s calculation, with Paychex receiving only a 2% weighting. Comparing ADP’s actual TSR of 141% to its actual HCM peer performance of 165% reveals that ADP has substantially underperformed its competitors during Mr. Rodriguez’s tenure.

By using an overstated TSR benchmarked against a non-comparable set of companies, ADP is attempting to mislead investors about the performance of the company and argue in favor of the status quo. In reality, ADP has underperformed its competitors by more than 24 percentage points during current management’s tenure.

Pershing Square’s detailed response can be accessed at: https://adpascending.com/presentations/.

For additional information, visit our website: www.ADPascending.com. Follow ADPascending on Facebook, Twitter and YouTube.

About Pershing Square Capital Management, L.P.

Pershing Square Capital Management, L.P., based in New York City, is a SEC-registered investment advisor to investment funds.

Media Contact:

Pershing Square

Fran McGill

212 909 2455, McGill@persq.com

Pershing Square Capital Management, L.P. (“Pershing Square”) and certain of its affiliated funds have filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying GOLD proxy card to be used to solicit proxies in connection with the upcoming annual meeting of stockholders (the “Annual Meeting”) of Automatic Data Processing, Inc. (the “Company”) and the election of a slate of director nominees at the Annual Meeting (the “Solicitation”). Stockholders are advised to read the proxy statement and any other documents related to the Solicitation because they contain important information, including information relating to the participants in the Solicitation. These materials and other materials filed by Pershing Square with the SEC in connection with the Solicitation are available at no charge on the SEC’s website at http://www.sec.gov. The definitive proxy statement and other relevant documents filed by Pershing Square with the SEC are also available, without charge, by directing a request to Pershing Square’s proxy solicitor, D.F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, New York 10005 (Call Collect: (212) 269-5550; Call Toll Free: (866) 342-1635) or email: ADP@dfking.com.

William A. Ackman, Veronica M. Hagen, V. Paul Unruh, Pershing Square, PS Management GP, LLC (“PS Management”), Pershing Square, L.P., Pershing Square II, L.P., Pershing Square International, Ltd., Pershing Square Holdings, Ltd. and Pershing Square VI Master, L.P. may be deemed “participants” under SEC rules in the Solicitation. William A. Ackman, Pershing Square and PS Management may be deemed to beneficially own the equity securities of the Company described in Pershing Square’s statement on Schedule 13D initially filed with the SEC on August 7, 2017 (the “Schedule 13D”), as it may be amended from time to time. Except as described in the Schedule 13D, none of the individuals listed above has a direct or indirect interest, by security holdings or otherwise, in the Company or the matters to be acted upon, if any, in connection with the Annual Meeting.